Exhibit 4.1

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT, dated as of October 4, 2006 (this “Agreement”), by and among DYNAMIC HEALTH PRODUCTS, INC., a Florida corporation (the “Company”), DYNAMIC MARKETING I, INC., a Florida corporation (“DMI”) and LAURUS MASTER FUND, LTD., a Cayman Islands company (“Laurus”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in (i) that certain Securities Purchase Agreement, dated as of September 30, 2004, by and between the Company and Laurus (as amended, modified or supplemented from time to time, the “Securities Purchase Agreement” and, together with the Related Agreements referred to therein, the “2004 Loan Documents”) or (ii) that certain Security Agreement, dated as of March 29, 2005, by and between the Company, DMI and Laurus (as amended, modified or supplemented from time to time, the “Security Agreement” and, together with the Ancillary Agreements referred to therein, the “2005 Loan Documents” and, together with the 2004 Loan Documents, the “Loan Documents”), as applicable.

WHEREAS, reference is made to the following agreements: (i) that certain Secured Convertible Term Note, dated as of September 30, 2004 and issued by the Company to Laurus (as amended, modified and/or supplemented, the “Term Note”); and (ii) that certain Registration Rights Agreement, dated as of March 29, 2005, by and between the Company and Laurus (as amended, modified or supplemented from time to time, the “Registration Rights Agreement”);

WHEREAS, reference is made to the following agreements: (i) that certain Secured Revolving Note, dated as of March 29, 2005 and issued by the Company and DMI on a joint and several basis to Laurus (as amended, modified and/or supplemented, the “Revolving Note”); and (ii) that certain Secured Convertible Minimum Borrowing Note, dated as of March 29, 2005 and issued by the Company and DMI on a joint and several basis to Laurus (as amended, modified and/or supplemented, the “MB Note”);

WHEREAS, Laurus has agreed to eliminate (i) certain registration rights granted pursuant to the Registration Rights Agreement, and (ii) certain rights to waive ownership limitations;

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Laurus agree as follows:

1. Amendments to Registration Rights Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4 below, the following defined terms set forth in Section 1 of the Registration Rights Agreement are hereby amended in their entirety to provide as follows:

“Effectiveness Date” means (i) with respect to the initial Registration Statement required to be filed hereunder, November 30, 2006, and (ii) with respect to each additional Registration Statement required to be filed hereunder, a date no later than thirty (30) days following the applicable Filing Date.

“Filing Date” means, with respect to (i) the initial Registration Statement required to be filed hereunder, which shall include the New Shares issued prior to the Amendment Effective Date, a date no later than October 20, 2006, and (ii) with respect to New Shares issued on and after the Amendment Effective Date, the date which is thirty (30) days after the issuance of such New Shares, and (iii) with respect to shares of Common Stock issuable to the Holder as a result of adjustments to the Fixed Conversion Price made pursuant to the Note or otherwise, thirty (30) days after the occurrence of such event or the date of the adjustment of the Fixed Conversion Price.

“Registrable Securities” means (i) the shares of Common Stock issued upon the conversion of the that certain Secured Convertible Minimum Borrowing Note, dated as of March 29, 2005 and issued by the Company and DMI on a joint and several basis to Laurus, and (ii) any shares of Common Stock issued directly to the Purchaser (including, without limitation, (x) the 2005 New Shares and (y) the 2006 New Shares).

2. The MB Note is hereby amended and restated in the form attached hereto as Exhibit A (the “Second Amended and Restated MB Note”). For the avoidance of doubt, the amendment and restatement of the MB Note as set forth in this Section 2 shall be in substitution for and not in satisfaction of the MB Note.

3. The Revolving Note is hereby amended and restated in the form attached hereto as Exhibit B (the “Second Amended and Restated Revolving Note”). For the avoidance of doubt, the amendment and restatement of the Revolving Note as set forth in this Section 3 shall be in substitution for and not in satisfaction of the Revolving Note.

4. The Term Note is hereby amended and restated in the form attached hereto as Exhibit C (the “Second Amended and Restated Term Note”). For the avoidance of doubt, the amendment and restatement of the Term Note as set forth in this Section 4 shall be in substitution for and not in satisfaction of the Term Note.

5. The amendments and waivers set forth herein shall be effective as of the date first above written (the “Effective Date”) on the date when (i) each of the Company and Laurus shall have executed and the Company shall have delivered to Laurus its respective counterpart to this Agreement and (ii) the Company and, where applicable, DMI, shall have duly executed and witness each of the Second Amended and Restated MB Note, the Second Amended and Restated Revolving Note and the Second Amended and Restated Term Note .

6. Except as specifically set forth in this Agreement, there are no other amendments, modifications or waivers to the Loan Documents, and all of the other forms, terms and provisions of the Loan Documents remain in full force and effect.

7. The Company hereby represents and warrants to Laurus that (i) no Event of Default exists on the date hereof, (ii) on the date hereof, all representations, warranties and covenants made by the Company in connection with the Loan Documents are true, correct and complete and (iii) on the date hereof, all of the Company’s and its Subsidiaries’ covenant requirements have been met.

8. The Company hereby agrees to file an 8-K, completed as appropriate, with the Securities and Exchange Commission disclosing the terms and conditions set forth in this Agreement as soon as practicable, but no later than the fourth (4th) business day following the date hereof

9. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and permitted assigns. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

IN WITNESS WHEREOF, each of the Company and Laurus has caused this Agreement signed in its name effective as of this 4th day of October 2006.

DYNAMIC HEALTH PRODUCTS, INC.

By:	/s/ Mandeep K. Taneja
Name:	Mandeep K. Taneja
Title:	CEO

DYNAMIC MARKETING I, INC.

By:	/s/ Mandeep K. Taneja
Name:	Mandeep K. Taneja
Title:	CEO

LAURUS MASTER FUND, LTD.

By:	/s/ David Grin
Name:	David Grin
Title:	Director

EXHIBIT A

Form of Second Amended and Restated MB Note

EXHIBIT B

Form of Second Amended and Restated Revolving Note

EXHIBIT C

Form of Second Amended and Restated Term Note